Exhibit 11.3

One Market Plaza Spear Tower, Suite 3300 San Francisco, CA 94105-1126 PHONE 415.947.2000 FAX 415.947.2099 www.wsgr.com

Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

August 5, 2016

MogulREIT I, LLC
10780 Santa Monica Blvd., Suite 140
Los Angeles, CA 90025

Re:                           Status as a Real Estate Investment Trust; Information in the Offering Statement under the heading “U.S. Federal Income Tax Considerations”

Dear Sir or Madam:

In connection with the Offering Statement on Form 1-A, dated August 5, 2016, (the “Offering Statement”) being filed by MogulREIT I, LLC, a Delaware limited liability company (the “Company”) with the Securities and Exchange Commission, you have requested our opinion concerning (i) the qualification and taxation of the Company as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the information in the Company’s Offering Statement under the heading “U.S. Federal Income Tax Considerations.”

In formulating our opinions, we have reviewed and relied upon the following: (i) the Second Amended and Restated Limited Liability Company Agreement of the Company (the “Operating Agreement”); (ii) the Certificate of Formation of the Company and the Amended and Restated Certificate of Formation of the Company; and (iii) the Offering Statement.  In addition, we have relied upon the Company’s certificate (the “Officer’s Certificate”), executed by a duly appointed officer of the Company, setting forth certain factual representations relating to the organization and proposed operation of the Company. Where such factual representations in the Officer’s Certificate involve terms defined in the Code, the regulations promulgated by the Department of the Treasury (the “Regulations”), published rulings of the Internal Revenue Service (the “IRS”), or other relevant authority, we have explained such terms to the Company’s representatives and we are satisfied that the Company’s representatives understand such terms and are capable of making such factual representations. We have also relied upon representations that the information presented in the Offering Statement accurately and completely describes all material facts.  We have not verified any of those assumptions.

In rendering these opinions, we have assumed that the Company will be operated in the manner described in its organizational documents, including but not limited to the Operating Agreement, and in the Offering Statement.

austin      beijing      boston      brussels      hong kong      los angeles      new york      palo alto
san diego      san francisco      seattle      shanghai      washington, dc      wilmington, de

MogulREIT I, LLC

August 5, 2016

Based upon and subject to the foregoing, it is our opinion that:

1.         Commencing with its taxable year ending December 31, 2016, the Company will be organized in conformity with the requirements for qualification as a REIT under the Code, and the Company’s proposed method of operation, as described in the Offering Statement and as represented in the Officer’s Certificate, will enable it to satisfy the requirements for qualification as a REIT under the Code.

2.         The statements in the Offering Statement under the heading “U.S. Federal Income Tax Considerations,” to the extent that such statements constitute matters of law, summaries of legal matters, or legal conclusions, have been reviewed by us and are correct in all material respects and accurately describe the federal income tax considerations that are likely to be material to a holder of the Company’s common shares.

Our opinion is based on the Code, the Regulations, and the interpretations of the Code and such Regulations by the courts and the IRS, all as they are in effect and exist at the date of this letter.  It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect.  A material change made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions.  In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to an issue, or that a court will not sustain such a position if asserted by the IRS.  Other than as expressly stated above, we express no opinion on any issue relating to the Company or any investment therein.

The Company’s qualification and taxation as a REIT will depend upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code as described in the Offering Statement with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to shareholders, and the diversity of its share ownership.  Wilson Sonsini Goodrich & Rosati, Professional Corporation, will not review the Company’s compliance with these requirements on a continuing basis.  Accordingly, no assurance can be given that the actual results of the operations of the Company, the sources of its income, the nature of its assets, the level of the Company’s distributions to shareholders, and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for the Company’s qualification and taxation as a REIT.

We consent to the reference to our firm under the caption “U.S. Federal Income Tax Considerations” in the Offering Statement and to the reproduction and filing of this opinion as an exhibit to the Offering Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, nor do we admit we are experts with respect to any part of the Offering Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, Professional Corporation

Wilson Sonsini Goodrich & Rosati, Professional Corporation